EXHIBIT 99.1

United-Guardian Reports Record Earnings

HAUPPAUGE, N.Y., May 9, 2013 (GLOBE NEWSWIRE) -- United-Guardian, Inc. (Nasdaq:UG) reported today that earnings for the first quarter of 2013 set a new company record of $1,564,649 ($0.34 per share), a 27% increase over the first quarter of 2012. Sales for the quarter increased to $3,952,161, a 1.6% increase over last year's first quarter and just short of the company's previous record quarterly sales of just over $4 million.

"We are very pleased with our first quarter results, especially considering that we were able to attain this record earnings level without any sales of our largest pharmaceutical product, Renacidin® Irrigation," stated Ken Globus, President of United-Guardian. "That product has been unavailable since August 2012 due to manufacturing problems experienced by our supplier. We hope to have that situation remedied and the product back on the market this year, which should give our pharmaceutical sales a significant boost. We are also very pleased that sales of our personal care products increased 14% over last year's first quarter, and sales of our medical and industrial products were both up as well. We are optimistic that sales of our new "Lubrajel Natural" line of natural water-based moisturizers will start to bring in additional revenue by the end of this year. We also will be devoting some of our R&D efforts towards developing new lower-cost forms of Lubrajel that will enable us to expand our sales into geographic markets not currently suitable for our higher-end Lubrajel products."

United-Guardian is a manufacturer of cosmetic ingredients, personal and health care products, pharmaceuticals, and specialty industrial products.

NOTE: This press release contains both historical and "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements about the company's expectations or beliefs concerning future events, such as financial performance, business prospects, and similar matters, are being made in reliance upon the "safe harbor" provisions of that Act. Such statements are subject to a variety of factors that could cause our actual results or performance to differ materially from the anticipated results or performance expressed or implied by such forward-looking statements. For further information about the risks and uncertainties that may affect the company's business please refer to the company's reports and filings with the Securities and Exchange Commission.

RESULTS FOR THE QUARTERS ENDED
MARCH 31, 2013 and MARCH 31, 2012*

	THREE MONTHS ENDED
	MARCH 31,

	2013	2012

Net sales	$ 3,952,161	$ 3,888,692

Costs and expenses:
Cost of sales	1,411,156	1,539,840
Operating expenses	561,568	602,863
Total costs and expenses	1,972,724	2,142,703

Income from operations	1,979,437	1,745,989

Other income:
Investment income	54,182	69,591
Gain on sale of asset	---	2,750
Income from damage settlement	292,830	---
Total other income	347,012	72,341

Income before income taxes	2,326,449	1,818,330

Provision for income taxes	761,800	589,700

Net income	$ 1,564,649	$ 1,228,630

Earnings per common share (Basic and Diluted)	$ 0.34	$ 0.27

Weighted average shares – basic and diluted	4,596,439	4,596,439

* More detailed financial information can be found at the company's web site at www.u-g.com.
CONTACT: Robert S. Rubinger
         Public Relations
         (631) 273-0900